EXHIBIT 1.1

EQUITY OFFICE PROPERTIES TRUST
(a Maryland real estate investment trust)

7.75% Series G Cumulative Redeemable Preferred Shares of Beneficial Interest

UNDERWRITING AGREEMENT

July 1 , 2002

Salomon Smith Barney Inc.
388 Greenwich Street, 32nd Floor
New York, NY 10013

Merrill Lynch & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
4 World Financial Center
New York, NY 10080

Morgan Stanley & Co. Incorporated
1585 Broadway
New York, NY 10036

UBS Warburg LLC
299 Park Avenue, 35th Floor
New York, NY 10171

Wachovia Securities, Inc.
12 East 49th Street, 44th Floor
New York, NY 10022

Prudential Securities Incorporated
One New York Plaza, 18th Floor
New York, NY 10292

c/o Salomon Smith Barney Inc.
       388 Greenwich Street, 32nd Floor
       New York, NY 10013

Dear Ladies and Gentlemen:

     Equity Office Properties Trust, a Maryland real estate investment trust (the “Company”), confirms its agreement with Salomon Smith Barney Inc. (“Salomon”), Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), Morgan Stanley & Co. Incorporated (“Morgan Stanley”), UBS Warburg LLC (“UBS”), Wachovia Securities, Inc. (“Wachovia”) and Prudential Securities Incorporated (“Prudential”) on behalf of the

     Underwriters listed on Schedule A hereto (collectively, the “Underwriters,” which term shall also include any underwriter substituted as provided in Section 10 hereof), for whom Salomon, Merrill Lynch, Morgan Stanley, UBS, Wachovia and Prudential are acting as representatives (in such capacity, the “Representatives”) with respect to the issue and sale by the Company and the purchase by the Underwriters, acting severally and not jointly, of 8,000,000 of the Company’s 7.75% Series G cumulative redeemable preferred shares of beneficial interest (the “Series G Preferred Shares”), par value $0.01 per share, liquidation preference $25.00 per share (the “Initial Shares”). The Company also proposes to issue and sell to the several Underwriters not more than an additional 1,200,000 Series G Preferred Shares (the “Option Shares”) if and to the extent that the Representatives shall have determined to exercise, on behalf of the Underwriters, the right to purchase such Option Shares granted to the Underwriters in Section 2 hereof. The Initial Shares and the Option Shares are hereinafter collectively referred to as the “Shares.”

     The Company understands that the Underwriters propose to make a public offering of the Shares at the public offering price per share specified in Section 2 hereof as soon as the Representatives deem advisable after this Agreement has been executed.

     The Company is the general partner of EOP Operating Limited Partnership, a Delaware limited partnership (the “Operating Partnership”). The Company owns substantially all of its assets, and conducts substantially all of its business, through the Operating Partnership and its subsidiaries.

     The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (No. 333-58729) covering the registration of common shares, preferred shares, common share warrants and preferred share warrants, including the Shares, under the Securities Act of 1933, as amended (the “1933 Act”), including the related preliminary prospectus or prospectuses. Promptly after execution and delivery of this Agreement, the Company will prepare and file a prospectus supplement relating to the Shares in accordance with the provisions of Rule 424(b) (“Rule 424(b)”) of the rules and regulations of the Commission under the 1933 Act (the “1933 Act Regulations”). Any prospectus supplement relating to the Shares that omitted certain pricing information and was used after the effectiveness of such registration statement and prior to the execution and delivery of this Agreement and the prospectus contained in such registration statement are collectively referred to herein as a “preliminary prospectus.” Such registration statement, including the exhibits thereto, schedules thereto, if any, and the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act, at the time it became effective, is referred to herein as the “Registration Statement.” Any registration statement filed pursuant to Rule 462(b) of the 1933 Act Regulations is herein referred to as the “Rule 462(b) Registration Statement,” and after such filing the term “Registration Statement” shall include the Rule 462(b) Registration Statement. The final prospectus and the prospectus supplement relating to the Shares, including the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act, in the form first furnished to the Underwriters for use in connection with confirming sales of the Shares, are collectively referred to herein as the “Prospectus.” For purposes of this Agreement, all references to the Registration Statement, any preliminary prospectus or the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”).

     All references in this Agreement to financial statements and schedules and other information which is “contained,” “included,” “set forth” or “stated” in the Registration Statement, any preliminary prospectus or the Prospectus (or other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which is incorporated by reference in the Registration Statement, any preliminary prospectus or the Prospectus, as the case may be; and all references in this Agreement to amendments or supplements to the Registration Statement, any preliminary prospectus or the Prospectus shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934, as amended (the “1934 Act”), which is incorporated by reference in the Registration Statement, such preliminary prospectus or the Prospectus, as the case may be.

     Section 1. Representations and Warranties of the Company and the Operating Partnership.

            (a)  Each of the Company and the Operating Partnership represents and warrants to each Underwriter as of the date hereof, as of the Closing Time, and as of each Date of Delivery (if any) (as defined in Sections 2(c) an 2(b), respectively) (each a “Representation Date”), and agrees with each Underwriter, as follows:

(i) Compliance with Registration Requirements. The Company meets the requirements for use of Form S-3 under the 1933 Act. The Registration Statement, including any Rule 462(b) Registration Statement, has become effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are contemplated by the Commission, and any request on the part of the Commission for additional information has been complied with.

At the respective times the Registration Statement and any post-effective amendments thereto became effective and at each Representation Date, the Registration Statement and any amendments thereto complied and will comply in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations, and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Neither the Prospectus nor any amendments or supplements thereto, at the time the Prospectus or any such amendment or supplement was issued and at each Representation Date, included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement or Prospectus made in reliance upon and in conformity with information furnished to the Company in writing by any Underwriter through the Representatives expressly for use in the Registration Statement or Prospectus.

Each preliminary prospectus and the prospectus filed as part of the Registration Statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424 under the 1933 Act Regulations, complied when so filed in all material respects with the 1933 Act Regulations, and each preliminary prospectus and the Prospectus delivered to the Underwriters for use in connection with this offering was identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(ii) Incorporated Documents. The documents incorporated or deemed to be incorporated by reference in the Registration Statement and the Prospectus, when they became effective or at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations or the 1934 Act and the rules and regulations of the Commission thereunder (the “1934 Act Regulations”), as applicable, and, when read together with the other information in the Prospectus, at the time the Registration Statement became effective, at the time the Prospectus or any amendment or supplement thereto was issued and at each Representation Date, did not and will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(iii) Independent Accountants. Each of Ernst & Young LLP and Arthur Andersen LLP, the accounting firms that certified the financial statements and supporting schedules included in the Registration Statement, is an independent public accountant as required by the 1933 Act and the 1933 Act Regulations.

(iv) Financial Statements. The financial statements included in the Prospectus, together with the related schedules and notes, present fairly the financial position of the respective entity or entities presented therein at the respective dates indicated and the results of their operations for the respective periods specified, and except as otherwise stated therein, said financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis. The supporting schedules included in the Prospectus present fairly in accordance with GAAP the information required to be stated therein. The financial information and data included in the Prospectus present fairly the information included therein and have been prepared on a basis consistent with that of the books and records of the respective entities presented therein. Pro forma financial information included in the Prospectus has been prepared in accordance with the applicable requirements of Rules 11-01 and 11-02 of Regulation S-X under the 1933 Act, and the necessary pro forma adjustments have been properly applied to the historical amounts in the compilation of such information, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

(v) No Material Adverse Change. Since the respective dates as of which information is given in the Registration Statement and the Prospectus, except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, assets or business affairs of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), (B) no casualty loss or condemnation or other adverse event with respect to any Property (as defined below) has occurred that would result in a Material Adverse Effect, (C) there have been no transactions or acquisitions entered into by the Company or any of its subsidiaries, other than those arising in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise, (D) except as described in the Registration Statement and the Prospectus and except for regular quarterly distributions of the Company in respect of its outstanding common shares of beneficial interest and scheduled distributions in respect of its outstanding preferred shares of beneficial interest (and corresponding distributions on the partnership interests of the Operating Partnership), there has been no distribution of any kind declared, paid or made by the Company with respect to its shares of beneficial interest or the Operating Partnership with respect to its partnership interests, and (F) there has been no material change in the partnership interests of the Operating Partnership, or any material increase in the indebtedness of the Company.

(vi) Good Standing of the Company.The Company has been duly formed and is validly existing as a real estate investment trust in good standing under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the “Maryland REIT Law”) with trust power and authority to own, lease and operate any real property or improvements thereon owned or leased by the Company or its subsidiaries (each individually, a “Property” and collectively, the “Properties”), to conduct the business in which it is engaged or proposes to engage as described in the Registration Statement and the Prospectus and to enter into and perform its obligations under or contemplated under this Agreement. The Company is duly qualified or registered as a foreign real estate investment trust and is in good standing in each jurisdiction in which such qualification or registration is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify, register or be in good standing would not result in a REIT Material Adverse Effect.

(vii) Good Standing of the Subsidiaries. Each of the subsidiaries of the Company listed on Schedule B to this Agreement (collectively, the “Significant Subsidiaries”), if any, has been duly organized and is validly existing as a partnership, corporation, limited liability company or real estate investment trust in good standing under the laws of its respective jurisdiction of organization, with all power and authority to own, lease and operate its properties and to conduct the business in which it is engaged or proposes to engage as described in the Registration Statement and the Prospectus. Each Significant Subsidiary is duly qualified or registered as a foreign partnership, corporation, limited liability company, or real estate investment trust and is in good standing in each jurisdiction in which the business conducted by such subsidiary is required and permitted, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure, singly or in the aggregate, to so qualify would not result in a Material Adverse Effect. Each of the organizational documents or agreements of the Significant Subsidiaries is in full force and effect. Other than the Significant Subsidiaries, the Company does not have any subsidiary that is a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X.

(viii) Capitalization. The capitalization of the Company is as set forth in the Registration Statement and the Prospectus as of the date referenced therein. All of the Company’s outstanding common and preferred shares of beneficial interest have been duly authorized for issuance by the Company and are validly issued and fully paid. None of such shares of beneficial interest were issued in violation of preemptive or other similar rights of any security holder of the Company. Such outstanding shares of beneficial interest initially were offered and sold by the Company in compliance with all applicable laws (including, without limitation, federal and state securities laws).

(ix) Authorization of the Shares. The Shares have been duly authorized and classified for issuance and sale to the Underwriters pursuant to this Agreement. At or prior to the Closing Time, the Company will have executed and filed Articles Supplementary (“Articles Supplementary”) to the Company’s Declaration of Trust (“Declaration of Trust”) establishing the terms of the Shares with the State Department of Assessments and Taxation of Maryland (the “SDAT”) and, when the Shares are duly paid for and certificates therefor are duly countersigned and delivered as provided herein, the Shares will be validly issued, fully paid and nonassessable. The issuance of the Shares is not subject to preemptive or similar rights of any securityholder of the Company and no holder of the Shares will be subject to personal liability by reason of being such a holder.

(x) Description of the Shares. The Shares will conform in all material respects to the descriptions relating thereto contained in the Prospectus and such description will conform to the rights set forth in the Articles Supplementary defining the same; the certificate evidencing the Shares will be in substantially the form to be filed or incorporated by reference, as the case may be, as an exhibit to the Registration Statement and the form of stock certificate evidencing the Shares will comply with all applicable legal requirements, with all applicable requirements of the Company’s charter and by-laws and with the requirements of the New York Stock Exchange, Inc. (the “NYSE”).

(xi) Absence of Defaults. Neither the Company nor any Significant Subsidiary is in violation of its declaration of trust, charter, by–laws, limited liability company agreement, certificate of limited partnership or partnership agreement, as the case may be, and neither the Company nor any Significant Subsidiary is in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which such entity is a party or by which such entity may be bound, or to which any of the property or assets of such entity is subject, except as disclosed in the Prospectus or where a default thereunder would not result in a Material Adverse Effect.

(xii) Absence of Conflicts. The execution and delivery of this Agreement, the performance of the obligations set forth herein, and the consummation of the transactions contemplated hereby or in the Prospectus (including the issuance and sale of the Shares by the Company) will not result in the creation of any lien, charge or encumbrance upon the Properties or conflict with or constitute a breach or violation by the Company or any of its subsidiaries, or default under, (A) any material contract, indenture, mortgage, loan agreement, note, lease, joint venture or partnership agreement or other instrument or agreement to which such entity is a party or by which they, any of them, any of their respective assets or any Property may be bound or subject, (B) the declaration of trust, charter, by–laws, certificate of limited partnership, partnership agreement, or limited liability company agreement, as the case may be, of such entity or (C) any applicable law, rule, order, administrative regulation or administrative or court decree, except in the cases of clauses (A) and (C) for such liens, charges, encumbrances, conflicts, breaches, violations or defaults as would not result in a Material Adverse Effect.

(xiii) Authorization of Agreement. Each of the Company and the Operating Partnership has the requisite power and authority under its organizational documents to enter into this Agreement, and this Agreement has been duly authorized, executed and delivered by each of the Company and the Operating Partnership.

(xiv) Absence of Proceedings. There is no action, suit or proceeding before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company threatened against or affecting the Company, any Significant Subsidiary, any Property or any officer or trustee of the Company that, if determined adversely to the Company, any Significant Subsidiary, any Property or any such officer or trustee of the Company would reasonably be expected to (A) result in a Material Adverse Effect or (B) materially and adversely affect the consummation of the transactions contemplated by this Agreement. There are no legal or governmental proceedings pending or, to the knowledge of the Company, threatened to which the Company or any Significant Subsidiary is a party or to which any of their respective assets, properties or operations is the subject that are required to be described in the Prospectus that are not so described. The aggregate of all pending legal or governmental proceedings to which the Company or any Significant Subsidiary is a party or of which any of their respective assets, properties or operations is the subject which are not described in the Prospectus, including ordinary routine litigation incidental to the business, could not reasonably be expected to result in a Material Adverse Effect.

(xv) Accuracy of Exhibits. There are no contracts or documents which are required to be described in the Registration Statement, the Prospectus or the documents incorporated by reference therein or to be filed as exhibits thereto which have not been so described and filed as required.

(xvi) Investment Company Act. Neither the Company nor any Significant Subsidiary is, or at each Representation Date will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”).

(xvii) Possession of Intellectual Property. The Company and its subsidiaries own or possess, or can acquire on reasonable terms, the trademarks, service marks, trade names, or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, and no such entity has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of such entities therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect.

(xviii) Absence of Further Requirements. All authorizations, approvals and consents of any court or governmental authority or agency required of the Company that are necessary in connection with the offering, issuance or sale of the Shares hereunder or the consummation of the other transactions contemplated by this Agreement have been obtained, except such as have been already obtained or as may be required under the securities, blue sky or real estate syndication laws of various states in connection with such offer, issuance and sale.

(xix) Possession of Licenses and Permits. The Company and its subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, or local regulatory agencies or bodies necessary to conduct the business now conducted by them, or proposed to be conducted by them, as described in the Prospectus, except where the failure to possess any such Governmental License would not have a Material Adverse Effect. The Company and its subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, result in a Material Adverse Effect. All of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not result in a Material Adverse Effect. Neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

(xx) Absence of Labor Dispute. No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent, which may reasonably be expected to result in a Material Adverse Effect.

(xxi) Title to Property. (A) With respect to the Properties in which the Operating Partnership owns, directly or indirectly, all of the ownership interest therein, the Operating Partnership or its subsidiaries have good and marketable fee simple title to the land underlying such Properties (or, to the extent described in the Prospectus, a valid leasehold estate in such land) and (except for the Property known as “500 Orange”) good and marketable title to the improvements thereon and all other assets that are required for the effective operation of such Properties in the manner in which they currently are operated, subject, however, to existing mortgages on such Properties, to utility easements serving such Properties, to liens of ad valorem taxes not due and payable as of the applicable Representation Date (or which are being contested pursuant to applicable law), to zoning and similar governmental land use matters affecting such Properties that are consistent with the current uses of such Properties, to matters of title not adversely affecting marketability of title to such Properties, other statutory liens not due and payable as of the applicable Representation Date, title matters that may be material in character, amount or extent but which do not materially detract from the value, or interfere with the use, of the Properties or otherwise materially impair the business operations being conducted or proposed to be conducted thereon, tenant leases, service marks and trade names used in connection with such Properties, ground leases and ownership by others of certain items of equipment and other items of personal property that are not material to the conduct of business operations at such Properties; (B) with respect to the Properties in which the Operating Partnership owns, directly or indirectly, less than all of the ownership interest (the “Joint Venture Properties”), the Operating Partnership or its subsidiaries have good and marketable title to such ownership interests and the respective entities owning the Joint Venture Properties have good and marketable title to such interests in the Joint Venture Properties and good and marketable title to the improvements thereon and all other assets that are required for the effective operation of such Properties in the manner in which they currently are operated, subject to the exceptions set forth in clause (A) above; (C) the ground leases under which the applicable subsidiaries of the Operating Partnership lease the land on which certain Properties are located are in full force and effect, and each of such subsidiaries is not in default in respect of any of the terms or provisions of such leases and none of the Company, the Operating Partnership or any of their respective subsidiaries has received notice of the assertion of any claim by anyone adverse to such subsidiaries’ rights as lessees under such leases, or affecting or questioning such subsidiaries’ right to the continued possession or use of the Property under such leases or of a default under such leases, other than such defaults that would not result in a Material Adverse Effect; (D) all liens, charges, encumbrances, claims, or restrictions on or affecting any of the Properties and the assets of the Company, the Operating Partnership or any of their respective subsidiaries are disclosed in the Prospectus, subject to the exceptions set forth in clause (A) above; (E) neither any subsidiary of the Operating Partnership nor any tenant of any of the Properties is in default under any of the leases pursuant to which the Operating Partnership or any of its subsidiaries, as lessor, leases its Property (and the Company and the Operating Partnership do not know of any event which, but for the passage of time or the giving of notice, or both, would constitute a default under any of such leases) other than such defaults and unmatured events of default that would not result in a Material Adverse Effect; (F) except for such rights of first refusal as may be contained in the agreements related to the Joint Venture Properties, no person has an option or right of first refusal to purchase all or part of any Property or any interest therein; (G) each of the Properties complies with all applicable codes, laws and regulations (including, without limitation, building and zoning codes, laws and regulations and laws relating to access to the Properties), except if and to the extent disclosed in the Prospectus and except for such failures to comply that would not individually or in the aggregate result in a Material Adverse Effect; (H) there is in full force and effect insurance coverages for the assets of the Properties that are commercially reasonable for such types of assets, and none of the Company, the Operating Partnership or any of their respective subsidiaries has received from any insurance company notice of any material defects or deficiencies affecting the insurability of any such assets (including the Properties); and (I) none of the Company, the Operating Partnership or any of their respective subsidiaries has any knowledge of any pending or threatened condemnation proceedings, zoning change, or other similar proceeding or action that will in any manner affect the size of, use of, improvements on, construction on or access to the Properties, except such proceedings or actions as are disclosed in the Prospectus or that would not have a Material Adverse Effect.

(xxii) Environmental Laws. Except as disclosed in the Prospectus or as would not have a Material Adverse Effect: (A) each Property, including, without limitation, the Environment (as defined below) associated with such Property, is free of any Hazardous Substance (as defined below) in violation of any Environmental Law (as defined below) applicable to such Property; (B) none of the Company, the Operating Partnership or any of their respective subsidiaries has during the period of its ownership caused or permitted to occur any Release (as defined below) of any Hazardous Substance into the Environment on, in, under or from any Property in violation of any Environmental Law applicable to such Property, and no condition exists on, in, under or, to the knowledge of the Company, the Operating Partnership or any of their respective subsidiaries adjacent to, any Property that would likely result in the incurrence of material liabilities or any material violations of any Environmental Law applicable to such Property, or give rise to the imposition of any Lien (as defined below) under any Environmental Law; (C) none of the Company, the Operating Partnership or any of their respective subsidiaries is engaged in or intends to engage in any manufacturing at the Properties that (1) requires the use, handling, transportation, storage, treatment or disposal of any Hazardous Substance (other than cleaning solvents and similar materials and other than insecticides and herbicides that are used in the ordinary course of operating the Properties and in compliance with all applicable Environmental Laws) or (2) requires permits or is otherwise regulated pursuant to any Environmental Law; (D) none of the Company, the Operating Partnership or any of their respective subsidiaries has received any notice of a claim under or pursuant to any Environmental Law applicable to a Property or under common law pertaining to Hazardous Substances on or originating from any Property; (E) none of the Company, the Operating Partnership or any of their respective subsidiaries has received any notice from any Governmental Authority (as defined below) claiming any violation of any Environmental Law that is uncured or unremediated as of the date hereof; and (F) no Property is included or, to the knowledge of the Company, the Operating Partnership or any of their respective subsidiaries, proposed for inclusion on the National Priorities List issued pursuant to CERCLA (as defined below) by the United States Environmental Protection Agency (the “EPA”) or on the Comprehensive Environmental Response, Compensation, and Liability Information System database maintained by the EPA, and has not otherwise been identified by the EPA as a potential CERCLA removal, remedial or response site or included or, to the knowledge of the Company, the Operating Partnership or any of their respective subsidiaries, proposed for inclusion on, any similar list of potentially contaminated sites pursuant to any other applicable Environmental Law nor has the Company, the Operating Partnership or any of their respective subsidiaries received any written notice from the EPA or any other Governmental Authority proposing the inclusion of any Property on such list; and (G) there are no underground storage tanks located on or in any Property which have not been disclosed to the Representatives.

As used herein, the term “Hazardous Substance” shall include, without limitation, any hazardous substance, hazardous waste, toxic or dangerous substance, pollutant, solid waste or similarly designated materials, including, without limitation, oil, petroleum or any petroleum-derived substance or waste, asbestos or asbestos-containing materials, PCBs, pesticides, explosives, radioactive materials, dioxins, urea formaldehyde insulation or any constituent of any such substance, pollutant or waste, including any such substance, pollutant or waste identified or regulated under any Environmental Law (including, without limitation, materials listed in the United States Department of Transportation Optional Hazardous Material Table, 49 C.F.R. § 172.101, as heretofore amended, or in the EPA’s List of Hazardous Substances and Reportable Quantities, 40 C.F.R. Part 302, as heretofore amended); “Environment” shall mean any surface water, drinking water, ground water, land surface, subsurface strata, river sediment, buildings, structures, and ambient workplace and indoor air; “Environmental Law” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601, et seq.) (“CERCLA”), the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. § 6901, et seq.), the Clean Air Act, as amended (42 U.S.C. § 7401, et seq.), the Clean Water Act, as amended (33 U.S.C. § 1251, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. § 2601, et seq.), the Occupational Safety and Health Act of 1970, as amended (29 U.S.C. § 651, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. § 1801, et seq.), and all other federal, state and local laws, ordinances, regulations, rules, orders, decisions and permits relating to the protection of the environment or of human health from environmental effects; “Governmental Authority” shall mean any federal, state or local governmental office, agency or authority having the duty or authority to promulgate, implement or enforce any Environmental Law; “Lien” shall mean, with respect to any Property, any mortgage, deed of trust, pledge, security interest, lien, encumbrance, penalty, fine, charge, assessment, judgment or other liability in, on or affecting such Property; and “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, emanating or disposing of any Hazardous Substance into the Environment, including, without limitation, the abandonment or discard of barrels, containers, tanks (including, without limitation, underground storage tanks) or other receptacles containing or previously containing any Hazardous Substance or any release, emission, discharge or similar term, as those terms are defined or used in any Environmental Law.

(xxiii) Tax Compliance. Each of the Company and its consolidated subsidiaries has filed all federal, state, and local income tax returns which have been required to be filed and has paid all taxes required to be paid and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except, in all cases, for any such tax, assessment, fine or penalty that is being contested in good faith, and except in any case in which the failure to so file or pay would not have a Material Adverse Effect.

(xxiv) Taxation as a REIT. Commencing with its taxable year ended December 31, 1997, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), and the Company’s proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

(xxv) No Price Manipulation. Neither the Company nor any Significant Subsidiary, nor any of their trustees, officers, general partners or controlling persons, has taken or will take, directly or indirectly, any action designed to cause or result under the 1934 Act, or otherwise in, or which has constituted or which reasonably might be expected to constitute, the unlawful stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

(xxvi) Plan Assets. The assets of the Company and its subsidiaries do not constitute “plan assets” under the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereof.

(xxvii) Regulations T, U and X. None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Shares) will violate or result in a violation of Section 7 of the 1934

Act, or any regulation promulgated thereunder, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System.

(xxviii) Cross Defaults. The mortgages and deeds of trust encumbering the properties and assets described in general in the Prospectus are not convertible and are not cross-defaulted or cross-collateralized to any property not owned by the Company, the Operating Partnership or any of their respective subsidiaries; and, except as disclosed in the Prospectus, none of the Company, the Operating Partnership or any of their respective subsidiaries holds participating interests in such mortgages and deeds of trust.

     (b)  Any certificate signed by any officer of the Company, on behalf of the Company for itself and as general partner of the Operating Partnership, and delivered to the Representatives or to counsel for the Underwriters shall be deemed a representation and warranty by the Company and the Operating Partnership, as applicable, to each Underwriter as to the matters covered thereby.

     Section 2. Sale and Delivery; Closing.

     (a)  Initial Shares. On the basis of the representations and warranties herein contained and subject to the terms and conditions set forth herein, the Company agrees to sell to each Underwriter, severally and not jointly, and each Underwriter, severally and not jointly, agrees to purchase from the Company, the respective number of Initial Shares set forth in Schedule A hereto opposite the name of such Underwriter, plus any additional Initial Shares which such Underwriter may become obligated to purchase pursuant to the provisions of Section 10 hereof, at a purchase price of $24.2125 per share, plus accumulated dividends, if any, to the Closing Time; provided however that with respect to sales to certain institutional purchasers (the “Institutional Purchasers”), the purchase price shall be $24.375 per share, plus accumulated dividends, if any, to the Closing Time. Salomon agrees that within one business day prior to the Closing Time it shall confirm to the Company in writing the number of Shares sold to Institutional Purchasers and the aggregate underwriting discount to be paid by the Company.

     (b)  Option Shares. In addition, on the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company hereby grants an option to the Underwriters, severally and not jointly, to purchase up to an additional 1,200,000 Option Shares at a purchase price of $24.2125 per share, plus accumulated dividends, if any, to the Date of Delivery, provided however that with respect to sales to Institutional Purchasers, the purchase price shall be $24.375 per share, plus accumulated dividends, if any, to the Date of Delivery. The option hereby granted will expire 30 days after the date hereof and may be exercised in whole or in part from time to time only for the purpose of covering over-allotments which may be made in connection with the offering and distribution of the Initial Shares upon notice by the Representatives to the Company setting forth the number of Option Shares as to which the several Underwriters are then exercising the option and the time and date of payment and delivery for such Option Shares. Any such time and date of delivery (a “Date of Delivery”) shall be determined by the Representatives, but shall not be later than seven full business days after the exercise of said option without the Company’s consent, nor in any event prior to the Closing Time. Salomon agrees that within one business day prior to the relevant Date of Delivery it shall confirm to the Company in writing the number of Option Shares sold to Institutional Purchasers and the aggregate underwriting discount to be paid by the Company.

     If any Option Shares are to be purchased, each Underwriter agrees, severally and not jointly, to purchase the number of Option Shares (subject to adjustments to eliminate fractional shares as the Representatives may determine) that bears the same proporation to the total number of Option Shares to be purchased as the number of Initial Shares set forth on Schedule I hereto opposite the name of such Underwriter bears to the total number of Initial Shares.

     (c)  Payment. Payment of the purchase price for, and delivery of certificates for, the Initial Shares shall be made at the offices of Sidley Austin Brown & Wood llp, 787 Seventh Avenue, New York, New York 10019, or at such other place as shall be agreed upon by the Representatives and the Company, at 9:00 A.M. (New York City time) on July 29, 2002 (unless postponed in accordance with the provisions of Section 10), or such other time not later than ten business days after such date as shall be agreed upon by the Representatives and the Company (such time and date of payment and delivery being herein called “Closing Time”).

     In addition, in the event that any or all of the Option Shares are purchased by the Underwriters, payment of the purchase price for, and delivery of certificates for, such Option Shares shall be made at the above-mentioned offices, or at such other place as shall be agreed upon by the Representatives and the Company, on the relevant Date of Delivery as specified in the notice from the Representatives to the Company.

     Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company, against delivery to the Representatives for the respective accounts of the Underwriters of certificates for the Shares to be purchased by them. It is understood that each Underwriter has authorized the Representatives, for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Shares which it has agreed to purchase. Salomon, individually and not as representative of the Underwriters, may (but shall not be obligated to) make payment of the purchase price for the Shares to be purchased by any Underwriter whose funds have not been received by the Closing Time or the relevant Date of Delivery, as the case may be, but such payment shall not relieve such Underwriter from its obligations hereunder.

     (d) Denominations; Registration. Certificates for the Initial Shares and the Option Shares, if any, shall be in definitive form and registered in such names and in such denominations as the Representatives may request in writing at least two full business days before the Closing Time or the relevant Date of Delivery, as the case may be. The certificates evidencing the Initial Shares and the Option Shares shall be delivered to the Representatives on the Closing Time or the relevant Date of Delivery, as the case may be, for the respective accounts of the several Underwriters, with any transfer taxes payable in connection with the transfer of the Shares to the Underwriters duly paid, against payment of the purchase price therefor.

     Section 3. Covenants of the Company and the Operating Partnership. Each of the Company and the Operating Partnership, jointly and severally, covenants with each Underwriter as follows:

     (a)  Compliance with Securities Regulations and Commission Requests. During the period when the Prospectus is required by the 1933 Act to be delivered in connection with sales of the Shares, the Company will notify the Representatives immediately, and confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement shall become effective, or any amendment or supplement to the Prospectus shall have been filed, (ii) of the receipt of any comments from the Commission, (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or for additional information, and (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the Shares for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes. The Company will promptly effect the filings necessary pursuant to Rule 424(b) and will take such steps as it deems necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 424(b) was received for filing by the Commission and, in the event that it was not, it will promptly file such prospectus. The Company will make every reasonable effort to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible moment.

     (b)  Filing of Amendments. During the period when the Prospectus is required by the 1933 Act to be delivered in connection with sales of the Shares, the Company will give the Representatives notice of its intention to file or prepare any amendment to the Registration Statement (including any filing under Rule 462(b)) or any amendment, supplement or revision to either the prospectus included in the Registration Statement at the time it became effective or to the Prospectus, whether pursuant to the 1933 Act, the 1934 Act or otherwise, will furnish the Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Representatives or counsel for the Underwriters shall object.

     (c)  Delivery of Registration Statements. The Company has furnished or will deliver to the Representatives and counsel for the Underwriters, without charge, conformed copies of the Registration Statement as originally filed and of each amendment thereto (including exhibits filed therewith or incorporated by reference therein) and conformed copies of all consents and certificates of experts, and will also deliver to the Representatives, without charge, a conformed copy of the Registration Statement as originally filed and of each amendment thereto (without exhibits) for each of the Underwriters. The copies of the Registration Statement and each amendment thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

     (d)  Delivery of Prospectuses. The Company has delivered to each Underwriter, without charge, as many copies of each preliminary prospectus, if any, as such Underwriter reasonably requested, and the Company hereby consents to the use of such copies for purposes permitted by the 1933 Act. The Company will furnish to each Underwriter, without charge, during the period when the Prospectus is required to be delivered under the 1933 Act or the 1934 Act, such number of copies of the Prospectus (as amended or supplemented) as such Underwriter may reasonably request. The Prospectus and any amendments or supplements thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

     (e)  Continued Compliance with Securities Laws. The Company will comply with the 1933 Act and the 1933 Act Regulations and the 1934 Act and the 1934 Act Regulations so as to permit the completion of the distribution of the Shares as contemplated in this Agreement and in the Prospectus. If at any time when a prospectus is required by the 1933 Act to be delivered in connection with sales of the Shares, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Underwriters, for the Company to amend the Registration Statement or amend or supplement the Prospectus in order that the Prospectus will not include any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, or if it shall be necessary, in the opinion of such counsel, at any such time to amend the Registration Statement or amend or supplement the Prospectus in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, the Company will promptly prepare and file with the Commission, subject to Section 3(b), such amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement or the Prospectus comply with such requirements, and the Company will furnish to the Underwriters such number of copies of such amendment or supplement as the Underwriters may reasonably request.

     (f)  State Law. The Company will use its best efforts, in cooperation with the Underwriters, to qualify the Shares for offering and sale under the applicable securities laws of such states and other jurisdictions, including real estate syndication laws, as the Representatives may designate and to maintain such qualifications in effect for a period of not less than one year from the later of the effective date of the Registration Statement and any Rule 462(b) Registration Statement; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. In each jurisdiction in which the Shares have been so qualified, the Company will file such statements and reports as may be required by the laws of such jurisdiction to continue such qualification in effect for a period of not less than one year from the effective date of the Registration Statement and any Rule 462(b) Registration Statement.

     (g)  Rule 158. The Company will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its securityholders as soon as practicable an earnings statement for the purposes of, and to provide the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.

     (h) Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Shares in the manner specified in the Prospectus under “Use of Proceeds.”

     (i)  Reporting Requirements. The Company, during the period when the Prospectus is required to be delivered under the 1933 Act or the 1934 Act, will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.

     (j)  Ratings. The Company will use its reasonable best efforts to enable Standard & Poor’s Rating Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) to provide their respective credit ratings of the Shares.

     (k)  Notification of Certain Events. Prior to the Closing Time or any Date of Delivery, as applicable, the Company will notify the Representatives in writing immediately if any event occurs that renders any of the representations and warranties of the Company and the Operating Partnership contained herein inaccurate or incomplete.

     (l)  REIT Qualification. The Company will use its best efforts to continue to meet the requirements to qualify as a “real estate investment trust” under the Code for each of its taxable years for so long as the Company’s board of trustees deems it in the best interests of the Company’s shareholders to remain so qualified.

     (m)  Listing. The Company will use its best efforts to effect the listing of the Shares prior to the Closing Time on the NYSE.

     (n)  Restriction on Sale of Securities. The Company hereby agrees that, during the period beginning on the date hereof and continuing to and including 30 days from the date hereof, it will not, without the prior written consent of Salomon, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any Shares, any other equity securities of the Company which are substantially similar to the Shares or any securities convertible into or exercisable or exchangeable for Shares or any other equity securities of the Company which are substantially similar to the Shares or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Shares, any other equity securities of the Company which are substantially similar to the Shares or any securities convertible into or exercisable or exchangeable for Shares or any other equity securities of the Company which are substantially similar to the Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Shares, other securities, in cash or otherwise. The restrictions described in the previous sentence do not apply to the sale of Shares to the Underwriters. Notwithstanding the foregoing, nothing in this Section 3(a) shall prohibit the Company from redeeming its 8.98% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest as contemplated in the Prospectus.

     (o)  Price Stabilization or Manipulation. Prior to the completion of the distribution of the Shares as contemplated in this Agreement and in the Prospectus, except for the authorization of actions permitted to be taken by the Underwriters as contemplated herein or in the Prospectus, neither the Company nor the Operating Partnership will (i) take, directly or indirectly, any action designed to cause or to result in, or that might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares, and (ii) until the Closing Time or any Date of Delivery, as applicable, (a) sell, bid for or purchase the Shares or pay any person any compensation for soliciting purchases of the Shares or (b) pay or agree to pay to any person any compensation for soliciting another to purchase any other securities of the Company.

     Section 4. Payment of Fees and Expenses.

     (a)  Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation and filing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment and supplement thereto, (ii) the preparation and delivery to the Underwriters of this Agreement, any Agreement among Underwriters, and such other documents as may be required in connection with the offering, purchase, sale and delivery of the Shares, (iii) the preparation, issuance and delivery of the certificates for the Shares to the Underwriters, including any stock or other transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Shares to the Underwriters, (iv) the fees and disbursements of the Company’s counsel, accountants, and other advisors or agents (including transfer agents and registrars), (v) the qualification of the Shares under state securities laws and real estate syndication laws in accordance with the provisions of Section 3(f) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection therewith and in connection with the preparation, printing and delivery of a blue sky memorandum (the “Blue Sky Memorandum”) and any amendment or supplement thereto, (vi) the printing and delivery to the Underwriters of copies of each preliminary prospectus and the Prospectus and any amendments or supplements thereto, (vii) any fees charged by nationally recognized statistical rating organizations for the rating of the Shares, (viii) all expenses and listing fees incurred in connection with the application to obtain a CUSIP number for the Shares, and (ix) all fees and expenses incurred in connection with listing the Shares on the NYSE.

     (b)  Termination of Agreement. If this Agreement is terminated by the Representatives in accordance with the provisions of Section 5 hereof, the Company shall reimburse the Underwriters for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters.

     Section 5. Conditions of Underwriters’ Obligations. The several obligations of the Underwriters hereunder are subject to the accuracy, as of the date hereof and as of the Closing Time, of the representations and warranties of the Company and the Operating Partnership contained in Section 1(a) hereof, to the performance by the Company and the Operating Partnership of their respective covenants and other obligations hereunder, and to the following further conditions:

     (a) Effectiveness of Registration Statement. The Registration Statement, including any Rule 462(b) Registration Statement, has become effective and at Closing Time no stop order suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act or proceedings therefor initiated or threatened by the Commission, and any request on the part of the Commission for additional information shall have been complied with to the reasonable satisfaction of counsel to the Underwriters.

            (b)  Opinions of Counsel. (i) At the Closing Time, you shall have received the favorable opinion, dated as of the Closing Time, of Hogan & Hartson L.L.P., counsel for the Company and the Operating Partnership, in form and substance satisfactory to you, to the effect set forth in Exhibit A hereto.

(i) At the Closing Time, you shall have received the favorable opinion, dated as of the Closing Time, of Sidley Austin Brown & Wood llp, counsel for the Underwriters, with respect to the matters set forth in Items (1) (as to formation, valid existence and good standing only), (2) (as to formation, valid existence and good standing only), (4), (5), (6), (8), (9), and (13) of Exhibit A hereto and a statement similar to the statement referred to in the last paragraph of Exhibit A hereto.

In giving their opinions required by Section 5(b)(i) and (ii), each of Hogan & Hartson L.L.P. and Sidley Austin Brown & Wood llp may rely, (A) as to all matters of fact, upon certificates and written statements of officers and employees of and accountants for each of the Company or the Significant Subsidiaries and (B) as to the qualification and good standing of each of the Company or the Significant Subsidiaries to do business in any state or jurisdiction, upon certificates of appropriate government officials or opinions of counsel in such jurisdictions, which opinions shall be in form and substance reasonably satisfactory to counsel for the Underwriters.

           (c)  Officers’ Certificate. At the Closing Time, there shall not have been, since the respective dates as of which information is given in the Prospectus, any Material Adverse Effect, and you shall have received a certificate of the Chief Executive Officer or an Executive Vice President of the Company and of the chief financial or chief accounting officer of the Company, on behalf of the Company and as general partner of the Operating Partnership, dated as of the Closing Time, evidencing compliance with the provisions of this subsection (c), stating that (i) there has been no Material Adverse Effect, (ii) the representations and warranties set forth in Section 1(a) hereof are accurate as though expressly made at and as of the Closing Time, (iii) the conditions precedent set forth in this Section 5 have been satisfied or waived and (iv) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or, to such officer’s knowledge, are contemplated by the Commission.

           (d)  Comfort Letter. At the time of execution of this Agreement, you shall have received from Ernst & Young LLP a letter dated such date, in form and substance satisfactory to you, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the related financial statements and financial information of the Company contained in the Registration Statement and the Prospectus.

           (e)  Bring-down Comfort Letter. At the Closing Time, you shall have received from Ernst & Young LLP a letter dated as of the Closing Time to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (d) of this Section 5, except that the “specified date” referred to shall be a date not more than three days prior to the Closing Time. Any exception will be identified in such letter.

           (f)  Approval of Listing. At the Closing Time, the Shares shall have been approved for listing on the NYSE, subject only to official notice of issuance.

           (g)  Additional Documents. At the Closing Time, counsel for the Underwriters shall have been furnished with such documents and opinions as they may require for the purpose of enabling them to pass upon the issuance of the Shares as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company and the Operating Partnership in connection with the issuance of the Shares as herein contemplated shall be satisfactory in form and substance to you and counsel for the Underwriters.

           (h)  Ratings. At or prior to the Closing Time, the Shares shall be rated at least Baa2 by Moody’s and BBB by S&P and the Company shall have delivered to the Representatives evidence reasonably satisfactory to the Representatives confirming that the Shares have such ratings; and since the date of the Agreement, there shall not have occurred a downgrading in the rating assigned to the Shares or any of the Company’s other securities or any of the Operating Partnership’s debt securities by any “nationally recognized statistical rating organization,” as that term is defined by the Commission for purposes of Rule 436(g)(2) under the 1933 Act, and no such securities rating organization shall have publicly announced that it has under surveillance or review any rating of the Shares or any other shares of beneficial interest of the Company or of the Operating Partnership’s securities.

           (i)  Termination of Agreement. If any condition specified in this Section 5 shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by you by notice to the Company at any time at or prior to the Closing Time, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 6, 7, 8 and 13 shall survive any such termination and remain in full force and effect.

           (j)  Conditions to Purchase of Option Shares. In the event that the Underwriters exercise their option provided in Section 2(b) hereof to purchase all or any portion of the Option Shares, the representations and warranties of the Company and the Operating Partnership contained herein and the statements in any certificates furnished by the Company shall be true and correct as of the relevant Date of Delivery and, at the relevant Date of Delivery, the Representatives shall have received:

(i) Officers’ Certificate. A certificate, dated such Date of Delivery, of the Chief Executive Officer or an Executive Vice President of the Company and of the chief financial or chief accounting officer of the Company, confirming that the certificate delivered at the Closing Time pursuant to Section 5(c) hereof remains true and correct as of such Date of Delivery.

(ii) Opinion of Counsel for Company. The favorable opinion of Hogan & Hartson L.L.P., counsel for the Company, in form and substance reasonably satisfactory to the Representatives, dated such Date of Delivery, relating to the Option Shares to be purchased on such Date of Delivery and with respect to the matters set forth in Items (4), (5), (7) and (8) of Exhibit A hereto.

(iii) Opinion of Counsel for Underwriters. The favorable opinion of Sidley Austin Brown & Wood llp, counsel for the Underwriters, dated such Date of Delivery, relating to the Option Shares to be purchased on such Date of Delivery and otherwise to the same effect as the opinion required by Section 5(b)(ii) hereof.

(iv) Bring-down Comfort Letter. A letter from Ernst & Young LLP, in form and substance reasonably satisfactory to the Representatives and dated such Date of Delivery, substantially in the same form and substance as the letter furnished to the Representatives pursuant to Section 5(d) hereof, except that the “specified date” in the letter furnished pursuant to this paragraph shall be a date not more than five days prior to such Date of Delivery.

     Section 6. Indemnification.

           (a)  Indemnification of Underwriters. The Company and the Operating Partnership, jointly and severally, agree to indemnify and hold harmless each Underwriter, the directors, officers, employees, agents and affiliates of each Underwriter, and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, as follows:

(i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 6(d) below) any such settlement is effected with the written consent of the Company and the Operating Partnership; and

(iii) against any and all expense whatsoever (including, without limitation, the reasonable fees and disbursements of counsel chosen by the Representatives), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company or the Operating Partnership by any Underwriter through the Representatives expressly for use in the Registration Statement (or any amendment thereto), or any preliminary prospectus or the Prospectus (or any amendment or supplement thereto); and provided further that with respect to any untrue statement or omission of material fact made in any preliminary prospectus, this indemnity agreement contained in this Section 6(a) shall not inure to the benefit of any Underwriter from whom the person asserting any such loss, claim, damage, liability or expense purchased the securities concerned, to the extent that any such loss, claim, damage, liability or expense of such Underwriter occurs under the circumstances where it shall have been determined by a court of competent jurisdiction by final and nonappealable judgment that (w) the Company had previously furnished copies of the Prospectus to the Representatives, (x) delivery of the Prospectus was required by the 1933 Act to be made to such person, (y) the untrue statement or omission of a material fact contained in the preliminary prospectus was corrected in the Prospectus and (z) there was not sent or given to such person, at or prior to the written confirmation of the sale of such securities to such person, a copy of the Prospectus.

     (b)  Indemnification of the Company, the Operating Partnership, Trustees, Officers. Each Underwriter, severally and not jointly, agrees to indemnify and hold harmless each of the Company, the Operating Partnership, each person, if any, who controls the Company and the Operating Partnership within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, and each trustee, officer, employee, agent and affiliate of the Company, the Operating Partnership and of each such controlling person against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section 6, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto) or any preliminary prospectus or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information concerning such Underwriter furnished to the Company or the Operating Partnership through the Representatives by or on behalf of such Underwriter expressly for use in the Registration Statement (or any amendment thereto) or such preliminary prospectus or the Prospectus (or any amendment or supplement thereto).

     (c)  Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 6 or Section 7 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

     (d)  Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 6(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

     Section 7. Contribution. In the event that the indemnity provided in Section 6 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company and the Operating Partnership on the one hand and the Underwriters on the other hand agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending same) (collectively “Losses”) to which the Company and the Operating Partnership and one or more of the Underwriters may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company and the Operating Partnership on the one hand and by the Underwriters on the other hand from the offering of the Shares; provided, however, that in no case shall any Underwriter (except as may be provided in any agreement among underwriters relating to the offering of the Shares) be responsible for any amount in excess of the underwriting discount or commission applicable to the Shares purchased by such Underwriter hereunder. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and the Operating Partnership on the one hand and the Underwriters on the other hand shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company and the Operating Partnership on the one hand and of the Underwriters on the other hand in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Company and the Operating Partnership shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by the Company, and benefits received by the Underwriters shall be deemed to be equal to the total underwriting discounts and commissions, in each case as set forth on the cover page of the Prospectus. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company and the Operating Partnership on the one hand or the Underwriters on the other hand, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Operating Partnership on the one hand and the Underwriters on the other hand agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this Section 7, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     For purposes of this Section 7, each person, if any, who controls an Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as such Underwriter, and each person, if any, who controls the Company and the Operating Partnership within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and each trustee, officer, employee, agent and affiliate of the Company, the Operating Partnership and of each such controlling person shall have the same rights to contribution as the Company and the Operating Partnership. The Underwriters’ respective obligations to contribute pursuant to this Section 7 are several in proportion to the number of Shares set forth opposite their respective names in Schedule A hereto and not joint.

     Notwithstanding the provisions of this Section 7, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Shares purchased and sold by it to purchasers exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of any untrue or alleged untrue statement or omission or alleged omission in the Prospectus.

     Section 8. Representations, Warranties and Agreements to Survive Delivery. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company, on behalf of the Company and as general partner of the Operating Partnership, submitted pursuant hereto, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any Underwriters or any controlling person, or by or on behalf of the Company, the Operating Partnership or any controlling person, and shall survive delivery of the Shares to the Underwriters.

     Section 9. Termination of Agreement.

            (a)  The Representatives may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Time, (i) if there has been, since the date of this Agreement or since the respective dates as of which information is given in the Prospectus, any Material Adverse Effect, (ii) if there has occurred any material adverse change in the financial markets in the United States or any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial, or economic conditions, in each case, the effect of which is such as to make it, in the Representatives’ reasonable judgment, impracticable to market the Shares or enforce contracts for the sale of the Shares, (iii) if trading in any of the Company’s shares of beneficial interest or the Operating Partnership’s debt securities has been suspended by the Commission, the New York Stock Exchange or the Luxembourg Stock Exchange, or if trading generally on the New York Stock Exchange, the Luxembourg Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market has been suspended, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by either of said exchanges or by such system or by order of the Commission, the National Association of Securities Dealers, Inc., or any other governmental authority, or (iv) if a banking moratorium has been declared by either federal, New York, Delaware or Maryland authorities.

           (b)  If this Agreement is terminated pursuant to this Section 9, such termination shall be without liability of any party to any other party except as provided in Sections 4 and 10 hereof and provided further that Sections 4, 6, 7, 8 and 13 hereof shall survive such termination and remain in full force and effect.

     Section 10. Default by One or More of the Underwriters. If one or more of the Underwriters shall fail at the Closing Time or a Date of Delivery to purchase the Shares which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the Representatives shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representatives shall not have completed such arrangements within such 24-hour period, then:

           (a)  if the number of Defaulted Securities does not exceed 10% of the number of Shares to be purchased hereunder on such date, the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full number of Shares in the proportions that their respective purchase obligations hereunder bear to the purchase obligations of all non-defaulting Underwriters; or

           (b)  if the number of Defaulted Securities exceeds 10% of the number of Shares to be purchased hereunder on such date, this Agreement or, with respect to any Date of Delivery which occurs after the Closing Time, the obligation of the Underwriters to purchase and of the Company to sell the Option Shares to be purchased and sold on such Date of Delivery, shall terminate without liability on the part of any non-defaulting Underwriter.

           No action taken pursuant to this Section 10 shall relieve any defaulting Underwriter from liability in respect of its default.

           In the event of any such default which does not result in a termination of this Agreement or, in the case of a Date of Delivery which is after the Closing Time, which does not result in a termination of the obligation of the Underwriters to purchase and the Company to sell the relevant Option Shares, as the case may be, either the Representatives or the Company shall have the right to postpone the Closing Time or the relevant Date of Delivery, as the case may be, for a period not exceeding seven days in order to effect any required changes in the Registration Statement or Prospectus or in any other documents or arrangements. As used herein, the term “Underwriter” includes any person substituted for an Underwriter under this Section 10.

     Section 11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Underwriters shall be directed to the Representatives at 388 Greenwich Street, New York, New York, 10013, attention of Douglas Sesler; and notices to the Company and the Operating Partnership shall be directed to it at Two North Riverside Plaza, Suite 2100, Chicago, IL 60606, attention of Stanley M. Stevens, Chief Legal Counsel.

     Section 12. Parties. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters, the Company and the Operating Partnership and their respective successors and the controlling persons and officers, trustees, employees, agents and affiliates referred to in Sections 6 and 7 and their successors, heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the parties hereto and their respective successors and said controlling persons and officers, trustees, employees, agents and affiliates and their successors, heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Shares from any Underwriter shall be deemed to be a successor by reason merely of such purchase. Notwithstanding anything contained herein to the contrary or arising as a result of the Company’s organization as a real estate investment trust, neither the shareholders of the Company nor the trustees, officers, employees or agents of the Company shall have any liability under this Agreement and any party hereto shall look solely to the property of the Company or the Operating Partnership for the payment of any claims hereunder against such entity or for the performance of this Agreement by such entity.

     Section 13. GOVERNING LAW AND TIME. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SAID STATE. SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

     Section 14. Counterparts. This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall constitute a single instrument.

     Section 15. Effect of Headings. The Article, Section and Sub-Section headings herein are for convenience only and shall not affect the construction hereof.

* * * * *

     If the foregoing is in accordance with your understanding of our agreement please sign and return to the Company and the Operating Partnership a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Underwriters and the Company and the Operating Partnership in accordance with its terms.

Very truly yours,

EQUITY OFFICE PROPERTIES TRUST

By: /s/ David A. Helfand
Name: David A. Helfand
Title: Executive Vice President

EOP OPERATING LIMITED PARTNERSHIP

By:	Equity Office Properties Trust, its General Partner

By: /s/ David A. Helfand
Name: David A. Helfand
Title: Executive Vice President

Confirmed and Accepted,
as of the date first above written:

SALOMON SMITH BARNEY INC.
MERRILL LYNCH & CO. INC.
MERRILL LYNCH PIERCE FENNER & SMITH INCORPORATED
MORGAN STANLEY & CO. INCORPORATED
UBS WARBURG LLC
WACHOVIA SECURITIES, INC.
PRUDENTIAL SECURITIES INCORPORATED

By: Salomon Smith Barney Inc.

By: /s/ Daniel Guglielmone
Name: Daniel Guglielmone
Title: Director

For themselves and as Representatives of the
other Underwriters named on Schedule A hereto

SCHEDULE A

Underwriter	Number of Initial Shares

Salomon Smith Barney Inc.	1,330,000
Merrill Lynch Pierce Fenner & Smith Incorporated	1,320,000
Morgan Stanley & Co. Incorporated	1,320,000
UBS Warburg LLC	1,320,000
Wachovia Securities, Inc.	1,320,000
Prudential Securities Incorporated	200,000
A.G. Edwards & Sons, Inc.	50,000
Bank One, N.A.	50,000
Bear, Stearns & Co Inc.	50,000
Charles Schwab & Co., Inc.	50,000
CIBC World Markets Corp.	50,000
Credit Suisse First Boston Corporation	50,000
RBC Dain Rauscher Inc.	50,000
Deutsche Bank Securities, Inc.	50,000
Goldman, Sachs & Co.	50,000
H&R BLOCK Financial Advisors, Inc.	50,000
HSBC Securities (USA) Inc.	50,000
Lehman Brothers Inc.	50,000
McDonald Investments Inc.	50,000
Quick & Reilly, Inc.	50,000
TD Waterhouse Group, Inc.	50,000
U.S. Bancorp Piper Jaffray Inc.	50,000
Wells Fargo Securities, LLC	50,000
Advest, Inc.	20,000
BB&T Capital Markets, Inc.	20,000
Blaylock & Partners, L.P.	20,000
C.L. King & Associates, Inc.	20,000
D.A. Davidson & Co.	20,000
Davenport & Company LLC	20,000
Fahenstock & Co. Inc.	20,000
J.J.B. Hilliard, W.L. Lyons, Inc.	20,000
Janney Montgomery Scott LLC	20,000
Legg Mason Wood Walker, Incorporated	20,000
Morgan Keegan & Company, Inc.	20,000
NatCity Investments, Inc.	20,000
Ryan, Beck & Co. LLC	20,000
Southwest Securities, Inc.	20,000
Stifel, Nicolaus & Company, Incorporated	20,000
Wedbush Morgan Securities, Inc.	20,000
William Blair & Company, L.L.C.	20,000

Total	8,000,000

Sch A-1

SCHEDULE B

Significant Subsidiaries

EOP Operating Limited Partnership

Sch B-1

EXHIBIT A

Opinion of Hogan & Hartson L.L.P.

     (1)  The Company has been duly formed as a real estate investment trust under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the “Maryland REIT Law”) and is existing in good standing as of July     , 2002 with the Maryland State Department of Assessments and Taxation (“SDAT”). The Company has the trust power and trust authority under the Maryland REIT Law and the Company’s Declaration of Trust and Bylaws to own, lease and operate its current properties, to conduct its business as described in the Prospectus or in the 1934 Act reports of the Company incorporated by reference therein and to enter into and perform its obligations under the Underwriting Agreement. The Company is qualified or registered as a foreign corporation and is in good standing under the laws of the States listed on Appendix A hereto as of the respective dates of the certificates received from such States.

     (2)  The Operating Partnership is a limited partnership formed and validly existing and in good standing under the laws of the State of Delaware and has the partnership power and partnership authority under the limited partnership agreement of the Operating Partnership (the “Partnership Agreement”) and the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) to own, lease and operate its current properties, to conduct the business in which it is engaged or proposes to engage as described in the Prospectus or in the 1934 Act reports of the Operating Partnership incorporated by reference therein and to enter into and perform its obligations under the Underwriting Agreement. The Operating Partnership is qualified or registered as a foreign limited partnership and is in good standing under the laws of the States listed on Appendix A hereto as of the respective dates of the certificates received from such States.

     (3)  The authorized, issued and outstanding capital shares of the Company, as of March 31, 2002, is as set forth in the Company’s Form 10-Q for the quarter ended March 31, 2002. All shares of beneficial interest of the Company shown as issued and outstanding under said caption are duly authorized and, assuming the receipt of consideration therefor as provided in resolutions of the Company’s Board of Trustees authorizing issuances thereof, are validly issued, fully paid and nonassessable. To our knowledge, the Company has not issued any outstanding securities convertible into or exchangeable for, or outstanding options, warrants or other rights to purchase or subscribe for, any shares of beneficial interest of the Company, except as described in the Registration Statement and the Prospectus, for any share options or share appreciation rights granted under the Company’s share option plan or common shares of beneficial interest issued upon redemption of outstanding units of limited partnership interest in the Operating Partnership.

     (4)  The Shares to be purchased by the Underwriters from the Company have been duly authorized for issuance and sale to the Underwriters pursuant to, and in accordance with the terms of, the Underwriting Agreement and, when issued and delivered by the Company pursuant to the Underwriting Agreement against payment of the consideration set forth in the Underwriting Agreement, will be validly issued, fully paid and nonassessable and, the issuance and sale of the Shares by the Company is not subject to any preemptive rights under the

Maryland REIT Law or the Declaration of Trust or Bylaws of the Company or, to our knowledge, any contractual right to subscribe for the Shares.

     (5)  The Underwriting Agreement has been duly authorized, executed and delivered by each of the Company and the Operating Partnership.

     (6)  The Shares conform in all material respects to the description thereof contained in the Prospectus.

     (7)  The Articles Supplementary relating to the Shares have been filed for record with the SDAT pursuant to the Maryland REIT Law, and the number of, title, par value, liquidation preference, ranking, distribution rate, distribution payment dates, redemption provisions and other terms of the Shares have been set forth therein.

     (8)  The Registration Statement, including any Rule 462(b) Registration Statement, has been declared effective under the 1933 Act; any required filing of the Prospectus pursuant to Rule 424(b) has been made in the manner and within the time period required by Rule 424(b); and, to such counsel’s knowledge, no stop order suspending the effectiveness of the Registration Statement or any Rule 462(b) Registration Statement has been issued under the 1933 Act and no proceedings for that purpose have been instituted or are pending or threatened by the Commission.

     (9)  The Registration Statement, including any Rule 462(b) Registration Statement, and the Prospectus, excluding the documents incorporated by reference therein, and each amendment or supplement to the Registration Statement and Prospectus, excluding the documents incorporated by reference therein, as of their respective effective or issue dates (other than the financial statements and supporting schedules and other financial information, and the pro forma financial statements and other pro forma financial information, included therein or omitted therefrom, as to which such counsel need express no opinion), complied as to form in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations.

     (10)  The execution, delivery and performance as of the date hereof by the Company and the Operating Partnership of the Underwriting Agreement and the issuance and sale of the Shares do not (A) violate (i) in the case of the Company, the Maryland REIT Law or its Declaration of Trust or Bylaws or (ii) in the case of the Operating Partnership, the Delaware Act or its Partnership Agreement, or (B) breach or constitute a default under any agreement or contract filed as an exhibit to the Company’s Form 10-K for the year ended December 31, 2001.

     (11)  The documents incorporated by reference in the Registration Statement and the Prospectus (other than the financial statements and supporting schedules and the other financial information, and the pro forma financial statements and other pro forma financial information, included therein or omitted therefrom, as to which such counsel need express no opinion), when they became effective or were filed with the Commission, as the case may be, complied as to form in all material respects with the requirements of the 1933 Act or the 1934 Act, as applicable, and the rules and regulations of the Commission thereunder.

     (12)  The form of certificate used to evidence the Shares complies, in all material respects, with all applicable Maryland REIT Law requirements, with any applicable requirements of the Declaration of Trust and Bylaws of the Company and the requirements of the New York Stock Exchange, Inc.

     (13)  The information in the Prospectus under the captions “Description of Series G Preferred Shares,” “Description of Preferred Shares” and “Restrictions on Ownership and Transfer” to the extent that such information constitutes matters of law or legal conclusions, has been reviewed by us and is correct in all material respects.

     (14)  The portions of the discussion in the Prospectus under the caption “Material U.S. Federal Income Tax Consequences,” that describe U.S. federal income tax law are correct summaries of the matters discussed therein in all material respects as of the date hereof.

     (15)  No consent, approval, authorization or order of, or filing or registration with the SDAT or the Office of the Secretary of State of the State of Delaware is required to be obtained or made by the Company or the Operating Partnership in connection with their performance as of the date hereof of the Underwriting Agreement.

     (16)  To our knowledge, there are no persons with registration rights (or other similar rights) to have any securities of the Company registered pursuant to the Registration Statement or otherwise registered by the Company under the Securities Act in connection with the issuance and sale of the Shares.

     (17)  Neither the Company nor the Operating Partnership is or after giving effect to the issuance of the Shares and the application of the net proceeds therefrom as described in the Prospectus will be, as of the date hereof, an “investment company” within the meaning of the 1940 Act.

     (18)  Commencing with its taxable year ended December 31, 1997, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) under the Code, and the Company’s proposed method of operation (as set forth in the representations made by the Company and the Operating Partnership) will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

     In giving its opinion required by Section 5(b)(i), such counsel shall additionally state that no facts have come to their attention which cause such counsel to believe that (i) the Registration Statement or any amendment thereto, at the time such Registration Statement or any such amendment became effective or at the date of the Underwriting Agreement, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that the Prospectus or any amendment or supplement thereto, at the time the Prospectus was issued, at the time any such amended or supplemented prospectus was issued or at the Closing Time, included or includes an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (ii) there are any legal or governmental proceedings pending or threatened against the Company that are required to be disclosed in the Prospectus, other than those disclosed therein, or (iii) there are any contracts or documents of a character required to be described in the Prospectus that are not described or referred to therein; provided that in making the foregoing statements (which shall not constitute an opinion), such counsel need not express any views as to the financial statements and supporting schedules and other financial information and data, or as to the pro forma financial statements and other pro forma financial information and data, included or incorporated by reference in or omitted from the Registration Statement or the Prospectus. In making the foregoing statement, such counsel may state that such statement is based upon such counsel’s participation in conferences with officers and other representatives of the Company, representatives of the independent public accountants for the Company and with you and your representatives during the course of the preparation of the Registration Statement and the Prospectus.

Appendix A

States Requiring Registration or
Qualification as a Foreign Entity

EOP Operating Limited Partnership

Alaska
California
Colorado
Connecticut
District of Columbia
Florida
Georgia
Illinois
Indiana
Louisiana
Massachusetts
Minnesota
Missouri
New York
North Carolina
Ohio
Oregon
Pennsylvania
Tennessee
Texas
Utah
Virginia
Washington